Exhibit 99.1

Avanex Effects Reverse Stock Split

FREMONT, Calif., August 12, 2008 — Avanex Corporation (NASDAQ:AVNX), a leader in telecommunication components that enable next-generation optical networks, today announced that the previously approved 15-for-1 reverse stock split of its common stock has been effected. Accordingly, as of 5 p.m., Eastern Daylight Time, on August 12, 2008, each fifteen shares of issued and outstanding Avanex common stock and equivalents has been converted into one share of common stock.

The reverse stock split shall be reflected in the trading price of Avanex’s common stock at the opening of trading on August 13, 2008.

Avanex stockholders will receive instructions from their broker or from Avanex’s transfer agent, Computershare, containing the appropriate procedures for turning in their old share certificates for new, post-reverse-split share certificates. Fractional stockholdings will be paid out in cash based on the closing stock price on August 12, 2008.

Further information on the reverse split can be found at the Investor Relations section of Avanex’s web-site at www.avanex.com under “Investor FAQs – Reverse Stock Split FAQs” or can be obtained by contacting Avanex.

About Avanex

Avanex Corporation meets the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. Our solutions enable optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, and amplification, and include network-managed subsystems. Avanex Corporation, incorporated in 1997, is headquartered in Fremont, California, and maintains facilities in New York, Florida, China, France, Italy, and Thailand. To learn more about Avanex Corporation, visit our Web site at: www.avanex.com.

SOURCE: Avanex Corporation

Avanex Corporation

Brooke Deterline, 510-897-4188 (Investor Relations)

IR@Avanex.com